Exhibit 10.16

RAIT FINANCIAL TRUST

ANNUAL INCENTIVE COMPENSATION PLAN

2017 Target Cash Bonus Award Grant Agreement

To:  [_____________]

Attached as Appendix A hereto is the RAIT Financial Trust (‘RAIT”) 2015 Annual Incentive Compensation Plan (the “Annual Cash Bonus Plan”) as adopted and amended for 2017 pursuant to Article VIII of the RAIT 2012 Incentive Award Plan (the “Plan”).  You have been granted a cash award (the “2017 Target Cash Bonus Award”) under the Annual Cash Bonus Plan.  This Target Cash Bonus Award Grant Agreement (the “Grant Agreement”) sets forth the terms and conditions related to such Target Cash Bonus Award.  The Award is contingent upon your acknowledgement and acceptance of the terms and conditions as set forth in this Grant Agreement and in the Plan.

Grant Date:	[_____________]
Target Cash Bonus Amount:	$[_____________]
Cash Award Opportunity:

Subject to the terms and conditions set forth in this Grant Agreement and the Plan, RAIT hereby notifies you that you have the opportunity to receive a Target Cash Bonus Award in an amount calculated with respect to your Target Cash Bonus Amount in the manner set forth in the Annual Cash Bonus Plan.  The actual amount of the Target Cash Bonus Award shall be determined according to the achievement or non-achievement of performance targets (the “Performance Targets”) established by the Committee on [_____________], 2017 and set forth in in the Annual Cash Bonus Plan.  The Participant shall not be entitled to receive any portion of the 2017 Target Cash Bonus Award that does not become payable because of the failure to fully satisfy the Performance Targets.

Tax Liability and Payment of Taxes:

You acknowledge and agree that any income or other taxes due from you with respect to the Target Cash Bonus Award issued pursuant to this Grant Agreement shall be your responsibility.  Upon payment of the Target Cash Bonus Award, RAIT will withhold a portion of such Target Cash Bonus Award in order to satisfy your tax obligations.

Delivery:

The actual payment of the Target Cash Bonus Award, as adjusted pursuant to this Grant Agreement or the Plan, will be made as soon as practicable following the Committee’s determination of the achievement or non-achievement of the Performance Targets; provided, however, that, in order to comply with certain rules concerning the regulation of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, in no event will any such payment be made later than March 15, 2018.

Transferability:	You may not transfer or assign the Target Cash Bonus Award for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment will be null and void.
Savings:

Any amounts paid pursuant to the Quantitative Bonus Award portion of this Target Cash Bonus Award are intended to be considered “qualified performance-based compensation” under section 162(m) of the Code and Article IX of the Plan   If any provision of this Grant Agreement with respect to such portion is determined to be inconsistent with the requirements of Internal Revenue Code Section 162(m)(4)(C) or such Article, such portion shall be deemed to be a Target Cash Bonus Award made solely under Article VIII of the Plan.

Clawback:

In addition to, and not in limitation of, the forfeiture of the Target Cash Bonus Award (or any portion thereof) as provided in this Grant Agreement or the Plan, RAIT may recover amounts paid to you pursuant to this Target Cash Bonus Award to the extent that the Committee, following an appropriate investigation and consideration of all relevant circumstances, determines that you have engaged in fraud or willful misconduct that caused the requirement for a material accounting restatement of RAIT’s financial statements due to material noncompliance with any financial reporting requirement (excluding any restatement due solely to a change in accounting rules).

Miscellaneous:

As a condition of the granting of this Target Cash Bonus Award, you agree, for yourself and your legal representatives and/or guardians, that this Grant Agreement shall be interpreted by the Committee and that any such interpretation of the terms of this Grant Agreement and any determination made by the Committee pursuant to this Grant Agreement shall be final, binding and conclusive.  This Grant Agreement may be executed in counterparts.  This Grant Agreement and the Target Cash Bonus Award granted hereunder shall be governed by Maryland Law.

This Grant Agreement and the Target Cash Bonus Award granted hereunder are granted under and governed by the terms and conditions of the Plan, the provisions of which are incorporated herein by reference.  Additional provisions regarding your Target Cash Bonus Award and definitions of capitalized terms used and not defined in this Grant Agreement can be found in the Plan.  Any inconsistency between this Grant Agreement and the Plan shall be resolved in favor of the Plan. You hereby acknowledge receipt of a copy of the Plan. The invalidity or unenforceability of any provisions of this Grant Agreement shall not affect the validity or enforceability of any other provision of this Grant Agreement, which shall remain in full force and effect.  In the event that any provision of this Grant Agreement or any word, phrase, clause, sentence, or other portion hereof (or omission thereof) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Grant Agreement as so modified legal and enforceable to the fullest extent permitted under applicable law.

BY SIGNING BELOW AND ACCEPTING THIS GRANT AGREEMENT AND THE TARGET CASH BONUS AWARD GRANTED HEREUNDER, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

_______________________________________________________________

Authorized Officer[_____________]

Appendix A

RAIT FINANCIAL TRUST (‘RAIT”) 2015 ANNUAL INCENTIVE COMPENSATION PLAN (THE “ANNUAL CASH BONUS PLAN”) ADOPTED AND AMENDED FOR 2017 PURSUANT TO RAIT’S 2012 INCENTIVE AWARD PLAN

The Committee has adopted the Annual Cash Bonus Plan and made the Target Cash Bonus Awards in order to incentivize the recipients of such Target Cash Bonus Awards to produce a high level of operational performance by explicitly linking the majority of their annual bonuses to metrics that the Committee believes are important drivers in the creation of shareholder value, while also rewarding more subjective elements of each participant’s performance through a reduced discretionary component.

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Each Target Cash Bonus Award is composed of two components, as described below. The amount of the 2017 Target Cash Bonus Award under the Annual Cash Bonus Plan, if any, that will become payable to the participant shall be determined based on the satisfaction of the following Performance Targets included in each of such components with respect to the related portion of the 2017 Target Cash Bonus Amount.

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“Quantitative Bonus Award” — the Quantitative Bonus Award component of the 2017 Target Cash Bonus Award that may be earned by each Eligible Officer will be equal to 75% of the 2017 Target Cash Bonus Award for each participant, to be determined by RAIT’s performance relative to specified objective performance criteria established by the Compensation Committee, as described on Rider A. The actual Quantitative Bonus Award earned by a participant may range from 0% and 200% of target based on actual performance for the year.

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“Qualitative Bonus Award” — the Qualitative Bonus Award component of the 2017 Target Cash Bonus Award that may be earned by each Eligible Officer will be equal to 25% of the 2017 Target Cash Bonus Award for each participant, to be determined based on the Compensation Committee’s subjective evaluation of such participant’s performance relative to specified individual and/or collaborative criteria established by the Compensation Committee for each Eligible Officer, as described on Rider A. The actual Qualitative Bonus Award earned by a participant may range from 0% and 200% of target based on actual performance for the year.

2017 Target Cash Bonus Award Levels

The target bonus amounts are set by the Compensation Committee for each of RAIT’s Eligible Officers based on 2017 performance.  Your Target Cash Bonus Award levels are as follows:

2017 Quantitative Target Cash Bonus Amount	2017 Qualitative Target Cash Bonus Amount	Total 2017 Target Cash Bonus Amount

$[_____________]	$[_____________]	$[_____________]

2017 Quantitative Bonus Award Criteria

The Compensation Committee has established the objective performance metrics set forth on Rider A to be utilized in determining any payout with respect to the Quantitative Bonus Award portion of the 2017 Target Cash Bonus Award.

The actual Quantitative Bonus Award payment realized by an Eligible Officer for 2017 with respect to each applicable metric will depend on RAIT’s achievement of at least a “Threshold” level of performance established by the Compensation Committee with respect to that metric. There will be no Quantitative Bonus Award payable for that metric in the event RAIT achieves less than the Threshold level for the applicable annual performance period. RAIT’s achievement of the Threshold level for a designated metric will result in a payout of 50% of the proportion of the Quantitative Bonus Award allocated to that metric. The achievement of the Target level for a designated metric will result in a payout of 100% of the proportion of the Quantitative Bonus Award allocated to that metric. The achievement of the Superior level for a designated metric will result in a payout of 150% of the proportion of the Quantitative Bonus Award allocated to that metric. The achievement of the Maximum level for a designated metric will result in a payout of 200% of the proportion of the Quantitative Bonus Award allocated to that metric. If the calculated percentage is between Threshold and Target, between Target and Superior or between Superior and Maximum for an annual performance period, then the earned percentage will be prorated. The number of shares used for any per share metric shall the weighted average number of shares outstanding for the relevant period.

2017 Qualitative Bonus Award Criteria

The Qualitative Bonus Award component of your 2017 Target Cash Bonus Amount, which will be the remaining 25% of the overall target cash bonus amount, will be based on the Compensation Committee’s subjective evaluation of your performance relative to achieving specified individual criteria established for 2017 which the Compensation Committee has determined are also important elements of your contribution to the creation of overall shareholder value.

2017 Target Cash Bonus Award Payments

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All 2017 Target Cash Bonus Award payments will be made in the year following the completion of the annual performance period to which the 2017 Target Cash Bonus Award payment relates. The actual payment to each Eligible Officer will be made as soon as practicable after final certification of the underlying performance results and approval of such payment by the Compensation Committee; provided, however, that, in order to comply with certain rules concerning the regulation of deferred compensation under the Internal Revenue Code of 1986, as amended, in no event will any such payment be made later than March 15 of such year.

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Should an Eligible Officer terminate employment with RAIT prior to the conclusion of the applicable performance period, their 2017 Target Cash Bonus Award payment will be determined by the terms of such Eligible Officer’s employment agreement. These employment agreements generally provide that if defined conditions are met, in the event of the Eligible Officer’s death, disability, termination without cause, resignation for good reason or a change of control followed by termination in defined circumstances, the Eligible Officer would receive a lump sum cash payment equal to a pro rata portion of such Eligible Officer’s target annual cash bonus for and applicable to the fiscal year of his termination.

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An individual who becomes an Eligible Officer, pursuant to SEC rules, after the beginning of an applicable annual incentive period, may be considered for a pro-rated bonus payment under the Annual Cash Bonus Plan at the discretion of the Compensation Committee.

Rider A

2017 Performance Metrics